EXHIBIT 4.44

                              MANAGEMENT AGREEMENT

THIS AGREEMENT made and dated for reference the 1st day of January, 2004

BETWEEN:

                  BULLOCK CONSULTING LTD.
                  16493 - 26th Avenue
                  Surrey, B.C.
                  V4P 2L1

                  (hereinafter called "BCL")

                                                               OF THE FIRST PART

AND:

                  AMADOR GOLD CORP.
                  16493 - 26th Avenue
                  Surrey, B.C.
                  V3S 9W9

                  (hereinafter called the "Company")

                                                              OF THE SECOND PART

WHEREAS:

A. The Company is a reporting British Columbia company whose shares trade on the TSX Venture Exchange; and

B. The Company has and will continue to have various administrative and reporting duties which must be performed on a monthly basis and has no permanent staff to perform such duties;

C. The Company wishes to hire BCL as a consultant to perform such administrative, reporting and other general office functions, on the terms and conditions hereinafter set forth; and

D. BCL has agreed to consult to the Company upon the terms and conditions hereinafter set forth.

         NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:


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DUTIES OF BCL

1. The Company engages BCL to be responsible for the overall management and administration of the Company which shall include, but not be limited to:

         a) dealing with the regulatory authorities having jurisdiction (respecting administrative filings);

         b)       dealing with solicitors and auditors;

         c) providing general services to the Company, including the coordination of the preparation of audited financial statements and quarterly reports for filing with regulatory authorities, the coordination and dissemination of news releases of the Company to the public and to the shareholders of the Company, the preparation and maintenance of the Company's accounting records on a day-to-day basis, financial consulting, financial institutions liaison and all other general administrative functions required to be performed by the Company in its day-to-day affairs;

         d) developing financial plans for actual or proposed projects of the Company.

TERM OF AGREEMENT

2. The term of this Agreement shall be one (1) year commencing on the 1st day of January, 2004.

3. Provided that BCL is not in default hereunder, this Agreement shall automatically renew for a further one (1) year term, and shall successively renew for further one (1) year terms, unless BCL or the Company shall give to the other party three (3) months written notice of non-renewal, in which case it shall terminate.

COMPENSATION TO BCL

4. In consideration for BCL acting as the Company's administrator for performing the above general services, BCL shall receive the sum of $2,000 per month (plus GST) to be payable on the first day of each and every month.

5. BCL shall be reimbursed for all travel expenses and all reasonable out-of-pocket expenses incurred in the performance of its duties and for such expenses, BCL shall furnish statements and vouchers acceptable to the Company's auditors. BCL, as an independent contractor, shall be responsible for all its own statutory deductions.


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RESTRICTIONS ON BCL

6. BCL shall well and faithfully serve the Company and use its best efforts to promote the interests of the Company or the interest of any persons, firms, proprietorships, partnerships or corporations as the Company may contract with/or other direct and shall not disclose the private affairs of the Company or of any persons, firms, proprietorships, partnerships or corporations with which the Company shall deal or enter into contractual obligations with or any secret of the same, to any other person other than the officers or directors of the Company or any such person, partner, officer or director of any person, firm, proprietorship, partnership or corporation that the Company so directs, and shall not, for its own purpose or for any other purposes, other than those of the Company, use any information it may acquire with respect to the Company's affairs or the affairs of any person, firm, proprietorship, partnership or corporation with which the Company has entered into contractual obligations.

TERMINATION

7. It is understood and agreed by and between the parties hereto that either party may terminate this Agreement in its entirety, with or without cause and for any reason whatsoever by providing the other party with three (3) months written notice of such intention. The address for service for any notice, consent, acceptance or other document required or permitted hereunder shall be as set forth on page 1 hereof or such other address as either of the parties shall from time to time hereunder by notice in writing to the other of them appoint. Any notice mailed by first class, prepaid mail shall be deemed to have been received forty-eight hours from the date of mailing thereof.

ASSIGNMENT

8. This Agreement may not be assigned by any party except with the written consent of the other party hereto.

NOTICE

9. Any notice, direction or instrument required or permitted to be given hereunder shall be given in writing and be mailed, postage prepaid or delivered by one party to the other at the address first herein appearing. Any notice, direction or other instrument aforesaid if delivered shall be deemed to be given or made on the day on which it was delivered or if mailed, shall be deemed to have been given or made on the third business day following the day on which it was mailed.

GENERAL

10. The provisions of this Agreement and all matters arising thereunder shall be governed and interpreted in accordance with the laws of the Province of British Columbia and all disputes arising under this Agreement shall be referred to a court of British Columbia.


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11.      Time shall be the essence of this Agreement.

12. The parties agree to execute all documents and do all things necessary to carry out the intent and purpose of this Agreement.

13. The provisions of this Agreement with respect to the payment of monies shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of BCL and the successors of the Company, respectively.

14. The parties hereto acknowledge that there is no other agreement, express or implied between them other than as herein set out. Any amendment to this Agreement shall not be effective unless it is reduced in writing.

         IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

BULLOCK CONSULTING LTD.

Per:

/s/ Rupert L. Bullock
---------------------------------
Rupert L. Bullock, President

AMADOR GOLD CORP.                        )
Per:                                     )
                                         )
                                         )
/S/ LYNN W. EVOY                         )
---------------------------------
Lynn W. Evoy, Director                   )
                                         )
                                         )
/S/ PHILIP J. SOUTHAM                    )
---------------------------------
Philip J. Southam, Director              )